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                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                        BOSTON, MASSACHUSETTS 02109-2170


               TELEPHONE 617-832-1000            1747 PENNSYLVANIA AVENUE, N.W.
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                    www.fhe.com                      WASHINGTON, D.C.  20006
                                                        TEL: 202-223-1200
                                                        FAX: 202-785-6687

                                     November 17, 2000

LIGHTBRIDGE, INC.
67 South Bedford Street
Burlington, Massachusetts 01803

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "Material Federal Income Tax Consequences" (the "Federal Income Tax Summary") contained in the Registration Statement on Form S-4 (the "Registration Statement"), filed by Lightbridge, Inc. (the "Company"), with the Securities and Exchange Commission (the "SEC") on November 17, 2000, for the purpose of registering 11,847,500 shares of common stock, par value $.01 per share, of the Company.

     We have aided in the preparation of the Registration Statement, including in particular the Federal Income Tax Summary. We hereby confirm that, in all material respects, the Federal Income Tax Summary is a fair and accurate summary of the matters addressed therein, based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department proposed temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that the IRS will not take contrary positions and that a court may agree with such contrary positions. In addition, no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name in the Federal Income Tax Summary and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                Very truly yours,

                                FOLEY, HOAG & ELIOT LLP



                                By:  /S/ RICHARD SCHAUL-YODER
                                   ------------------------------
                                     A Partner